Exhibit 5.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

PH: (402) 341-3070

May 30, 2008

Supertel Hospitality, Inc.

309 N. 5th Street

Norfolk, NE 68701

Ladies and Gentlemen:

We have acted as counsel to Supertel Hospitality, Inc., a Virginia corporation (the "Company"), in connection with the issuance and sale of 320,000 shares of 10.0% Series B Cumulative Preferred Stock, par value $.01 per share (the “Preferred Shares”) of the Company pursuant to the underwriting agreement dated May 29, 2008 (the “Underwriting Agreement”) by and among the Company, Supertel Limited Partnership and Robert W. Baird & Co. Incorporated, as itself and as representative of the other underwriters. The Preferred Shares were issued pursuant to the Company’s Registration Statement on Form S-3 (333-147310) (the “Registration Statement”) and prospectus thereunder dated November 29, 2007 and related prospectus supplement dated May 29, 2008.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Preferred Shares has been duly authorized and, if and when issued in accordance with the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to McGrath North Mullin & Kratz, PC LLO under the caption “Legal Matters” in the related prospectus and prospectus supplement comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO